Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.5 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Candel Therapeutics, Inc., a Delaware corporation (the “Company”)

Number of Shares: [●]

Type/Series of Stock: Common Stock of the Company

Warrant Price: $[ ● ] per share

Issue Date: October [●], 2025

Expiration Date: October [●], 2035 (See also Section 5.1(a))

Credit Facility: This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement, dated as of the date hereof among Trinity Capital Inc., a Maryland corporation with an office located at 1 N 1st Street, Floor 3, Phoenix AZ 85004 (“Trinity”), as administrative agent and collateral agent, the lenders party thereto from time to time, and the Company and the other co-borrowers party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, [●] (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to SECTION 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1
EXERCISE.
1.1
Method of Exercise/Exchange. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company a fully executed copy of this Warrant together with a duly executed Notice of Exercise/Exchange in substantially the form attached hereto as Appendix 1 and, unless Holder is exchanging this Warrant pursuant to a cashless exchange set forth in Section 1.2 a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.
1.2
Cashless Exchange. In lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder shall have the right to exchange this Warrant or any portion hereof for a number of Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exchanged. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of Shares to be issued to the Holder;

Y = the number of Shares with respect to which this Warrant is being exchanged (inclusive of the Shares surrendered to the Company in satisfaction of the aggregate Warrant Price);

A = the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B = the Warrant Price.

1.3
Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise/Exchange to the Company (the “Fair Market Value”). If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.
1.4
Delivery of Certificate and New Warrant. Promptly after Holder exercises or exchanges this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall, as promptly as practicable using commercially reasonable efforts following the receipt of a duly executed Notice of Exercise/Exchange and payment of the full exercise price therefor (or election of cashless exchange pursuant to Section 1.2 in such Notice of Exercise/Exchange), deliver to Holder a certificate or evidence of book-entry ownership through the Company’s transfer agent representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised or exchanged and has not expired, a new warrant of like tenor representing the Shares not so acquired. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the Holder entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.
1.5
Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
1.6
Treatment of Warrant Upon Acquisition of Company.
(a)
Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. For the avoidance of doubt, “Acquisition” shall not include any sale and issuance by the Company of shares of its capital stock or of securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock in a transaction or series of related transactions, the primary purpose of which is a bona fide equity financing of the Company.
(b)
Treatment of Warrant in Cash/Public Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be exchanged pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such exchange, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise or exchange. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.
(c)
Sale Right in a Cash Acquisition. Notwithstanding the foregoing, in connection with an Acquisition in which the consideration to be received by the Company’s stockholders is primarily cash, Holder shall have the right in lieu of the foregoing to exchange this Warrant or any portion hereof for a lump-sum cash payment equal to the value of this Warrant, or portion hereof as to which this Warrant is being exchanged. Any payments made by the Company to the Holder pursuant to this Warrant shall be made without any deduction or withholding for or on account of taxes or otherwise. Thereupon, the Company shall pay to the Holder such lump-sum cash payment equal to the product of “X” multiplied by “A,” each as determined in accordance with Section 1.2 above.
(d)
Treatment of Warrant in Other Acquisitions. Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and/or other property as would have been paid for or in respect of the Shares issuable (as of immediately prior to such closing) upon exercise of the unexercised portion of this Warrant as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing; and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.
(e)
As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act of 1933, as amended (the “Act”) and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market; and (iii) Holder would be able to publicly re-sell, within six months following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.
SECTION 2
ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.
2.1
Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased, provided the aggregate purchase price shall remain the same. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased, provided the aggregate purchase price shall remain the same.
2.2
Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, provided the aggregate purchase price shall remain the same and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.
2.3
[Reserved].

2.4
[Reserved].
2.5
No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (a) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (b) the then-effective Warrant Price.
2.6
Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Executive Officer or Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.
SECTION 3
REPRESENTATIONS AND COVENANTS OF THE COMPANY.
3.1
Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:
(a)
This Warrant is, and all Shares which may be issued upon the exercise of this Warrant, all securities, if any, issuable upon conversion of the Shares and any warrants issued in substitution for or replacement of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any taxes, liens, charges and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.
(b)
[Reserved].
(c)
The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in (i) a material adverse effect on the validity or enforceability of this Warrant, (ii) a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect its obligations under this Warrant (any of (i), (ii) or (iii)) (a “Material Adverse Effect”).
(d)
The Company has all requisite corporate power and authority, and has taken all requisite corporate action, to execute and deliver this Warrant, sell and issue the Shares and carry out and perform all of its obligations under this Warrant, and without limiting the foregoing, the Company hereby agrees that the Company shall all times have authorized and reserved the number of Shares needed to provide for the exercise of the rights then represented by this Warrant. This Warrant constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.
(e)
No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Warrant except for the filing of a Form D with the Securities and Exchange Commission under the Securities Act and compliance with the securities and blue sky laws in the states and other jurisdictions in which shares of common stock of the Company are offered and/or sold, which compliance will be effected in accordance with such laws.

(f)
Neither the execution, delivery or performance of this Warrant by the Company nor the consummation of any of the transactions contemplated thereby (including, without limitation, the issuance and sale by the Company of the Shares) will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, (i) the charter or by-laws of the Company, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except in the case of clauses (ii) and (iii) above, for any conflict, breach or violation of, or imposition that would not, individually or in the aggregate, have a Material Adverse Effect.
(g)
Neither the Company nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of this Warrant.
(h)
Neither of the Company or any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act or require registration of this Warrant under the Securities Act or cause this Warrant to be integrated with prior offerings by the Company for purposes of the Securities Act.
3.2
Registration Rights/Investor Rights Agreement. The Company and the Holder shall take such actions as are necessary to provide that the Holder, upon exercise of this Warrant, shall be entitled to S-3 registration rights set forth in Section 2 of the Company’s Second Amended and Restated Investors’ Rights Agreement, dated as of March 19, 2019 (as amended or modified from time to time, the “Investors’ Rights Agreement”) as if Holder were an “Investor” and the Shares were “Registrable Securities” under the Investors’ Rights Agreement, subject to the terms of the Investors’ Rights Agreement; provided, that the Holder shall not have piggyback registration rights set forth in Section 2.2 of the Investors’ Rights Agreement.
3.3
Reporting. So long as this Warrant has not been terminated or fully exercised, and after the financial obligations under the Loan Agreement have been fully repaid in cash, the Company shall deliver to the Holder:
(a)
promptly after the sending, copies of any communications that the Company has made available to stockholders of the Company.
(b)
upon request, but no sooner than forty-five (45) days from the end of each fiscal quarter of the Company, a copy of the Company’s detailed capitalization table, as of the last day of the fiscal quarter then ended;
(c)
as soon as available, but no later than (i) forty-five (45) days from the end of each fiscal quarter of the Company or (ii) ninety (90) days from the end of each fiscal year of the Company, the Company’s unaudited financial statements pertaining to the results of operations for the quarter then ended and certified true and correct by the Company’s chief financial officer, consisting of a consolidated and consolidating balance sheet, income statement, and cash flow statement, prepared in accordance with GAAP;
(d)
within thirty (30) days of its completion, or upon request of Holder, a copy of the Company’s most recent 409A valuation report;
(e)
within one hundred and eighty (180) days following the end of each fiscal year, a copy of the Company’s annual, audited financial statements consisting of a consolidated and consolidating balance sheet, income statement and cash flow statement prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and presenting fairly Company’s financial condition as at the end of that fiscal year and the results of its operations for the twelve (12) month period then ended and certified as true and correct by Company’s chief financial officer, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to

Lender in its reasonable discretion. Notwithstanding the foregoing, if the Company’s board of directors determines in its reasonable discretion not to require an audit or review with respect to any fiscal year, then the Company shall instead deliver, and Lender shall accept, company-prepared annual consolidated financial statements no later than one hundred and eighty (180) days after the last day of such fiscal year; and
(f)
as soon as available, but no later than thirty (30) days after completion, copies of any amendments or restatements of the Company’s certificate of incorporation or bylaws;

provided that, for purposes of this Section 3.3, any reports filed with the Securities and Exchange Commission on its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system shall be deemed as having been delivered to the Holder.

3.4
Notice of Certain Events. If the Company proposes at any time to:
(a)
declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b)
offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);
(c)
effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;
(d)
effect an Acquisition or to liquidate, dissolve or wind up; or
(e)
[reserved];

then, in connection with each such event, the Company shall give Holder:

(1)
at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;
(2)
in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and
(3)
[reserved].

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements; provided, however, that the Company shall not be obligated to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1
Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2
Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
4.3
Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
4.4
Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
4.5
The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
4.6
No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights or any other rights as a stockholder of the Company until the exercise of this Warrant.
SECTION 5
MISCELLANEOUS.
5.1
(a) Term and Automatic Conversion Upon Expiration. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 P.M. Pacific time, on the Expiration Date and shall be void thereafter.

(b) Automatic Cashless Exchange upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exchanged pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exchange to Holder.

5.2
Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO [●] DATED [●] [●], 2025, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3
Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any)

may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act with respect to such transfer.
5.4
[Reserved].
5.5
Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee; provided, however, that no written notice is required in connection with a transfer to any affiliate of Holder; provided further, that in connection with a transfer to any transferee other than an affiliate of Holder, Holder or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee, and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and any subsequent transferee other than an affiliate of Holder shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.
5.6
Binding on Successors. This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.
5.7
Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of the Shares, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of the Shares in a name other than that of the Holder.
5.8
Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.8 All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

[●]
Attn: [●]
1 N 1st Street

Floor 3

Phoenix, AZ 85004
Telephone: [●]
Facsimile: [●]
Email address: [●]

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Candel Therapeutics, Inc.
Attn: [●]
117 Kendrick Street, Suite 450
Needham, MA 02495
Telephone: [ ● ]
Email address: [ ● ]

5.9
Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
5.10
Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
5.11
Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.
5.12
Entirety; Amendments. This Warrant and the appendices, schedules and attachments referred to herein constitute the entire agreement between Holder and Company as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto. Each of the parties hereto acknowledges that no party hereto nor any agent of any other party whomsoever has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this Warrant. No other agreements will be effective to change, modify, waive or terminate this Warrant in whole or in part unless such agreement is in writing and duly executed by each of the parties and Holder has provided prior written consent.
5.13
Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any other than the laws of the State of Delaware.
5.14
Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION. THIS WAIVER IS IRREVOCABLE AND MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS AND MODIFICATIONS TO THIS WARRANT. IN THE EVENT OF LITIGATION, THIS WARRANT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
5.15
Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
5.16
Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which banks in New York or California are closed.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY” CANDEL THERAPEUTICS, INC. a Delaware corporation By: ______________________________ Name: Its:

“HOLDER” [●] By: ______________________________ Name: Its:

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE/EXCHANGE

1. The undersigned Holder hereby exercises its right purchase/exchange [circle one] ___________ shares of the Common Stock of Candel Therapeutics, Inc. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ] check in the amount of $________ payable to order of the Company enclosed herewith

[ ] Wire transfer of immediately available funds to the Company’s account

[ ] Cashless Exchange pursuant to Section 1.2 of the Warrant

[ ] Other [Describe] __________________________________________

2. Please issue a certificate or certificates representing the Shares in the name specified below:

___________________________________________
Holder’s Name

___________________________________________

___________________________________________
(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in SECTION 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

_________________________

By:_________________________

Name:________________________

Title:_________________________

(Date):_______________________

Appendix 1